Exhibit 99.1

Robert Foster Appointed Acting Chief Executive Officer of ContraVir Pharmaceuticals, Inc.

EDISON, N.J., October 3, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today the appointment of  Robert Foster, Pharm.D., Ph.D. as its acting Chief Executive Officer, effectively immediately.  Dr. Foster succeeds James Sapirstein as the company’s Chief Executive Officer.

“On behalf of everyone at ContraVir, I would like to thank James for his many contributions to the company,” said Gary Jacob, Chairman of ContraVir’s Board of Directors. “I am also very much looking forward to working with Robert in his new role as he leads the next stage of ContraVir’s clinical and corporate development.  In the time I have been working with him at ContraVir, Robert has earned my deep personal admiration and great professional respect.  I am confident that his unique combination of scientific talent and executive management expertise, along with his diverse background working with several emerging life science companies, will prove to be a tremendous asset to our Board and to our shareholders.”

Dr. Foster has an accomplished history of leadership success in the global biotech industry, playing a critical role in drug discovery, developing corporate strategy and driving strategic partnerships and licensing transactions. Since 2016, Dr. Foster has served as ContraVir’s Chief Scientific Officer, overseeing all aspects of its drug development programs.  Dr. Foster joined ContraVir in connection with its acquisition of Ciclofilin Pharmaceuticals Inc., where he was Founder, CEO, and Chairman.  Prior to Ciclofilin, Dr. Foster was the Chairman and CEO of Isotechnika Pharma Inc. for 21 years.   While at Isotechnika, Dr. Foster and his team discovered the immunosuppressive drug, voclosporin, for which he helped secure what was Canada’s largest drug licensing deal to-date (US$215 million) with Hoffman-La Roche. Following Isotechnika’s acquisition of Aurinia Pharmaceuticals Inc.  in 2013, he transitioned from Founding CEO and Board member of the combined company to Chief Scientific Officer.

After graduating with a Ph.D. in Pharmaceutical Sciences, Dr. Foster served as a tenured, Associate Professor in the Faculty of Pharmacy and Pharmaceutical Sciences at the University of Alberta from 1988 to 1997.  From 1998 to 2001, Dr. Foster served as an Adjunct Full Professor at the same university.  From 1990 to 1994, Dr. Foster was Medical Staff, Scientific and Research Associate in the Department of Laboratory Medicine at the Walter C. MacKenzie Health Sciences Centre. He has published over 170 papers, abstracts and book chapters focused on drug analysis, development, and pharmacokinetics, and received numerous awards for both pharmaceutical research and teaching. Dr. Foster is named as an inventor on approximately 240 patents.  Dr. Foster currently serves as an Adjunct Full Professor with the Faculty of Pharmacy & Pharmaceutical Sciences at the University of Alberta. Recently, he was honored to be named the Faculty’s Outstanding Alumnus, 2018.

“There is no question in my mind that ContraVir has great science, assets and people,” said Dr. Foster. “However, it’s also clear there is a gap between that and how the investment community sees and values the company’s potential.  In the coming days and weeks, my first priority will be to conduct a full review of our development pipeline and corporate strategy.  I am incredibly energized by this opportunity, and look forward to updating our stakeholders as we progress.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative oral therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a direct acting antiviral (DAA) nucleotide analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a host-targeting antiviral (HTA) next-generation cyclophilin inhibitor with a novel chemical structure that optimizes the selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg), while offering additional benefits such as reducing liver fibrosis and hepatocellular carcinoma tumor burden. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Investor Relations
 +1 (732) 902-4028